EXHIBIT 2.9

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT, dated as of October 19, 2004 (this "Agreement"), by and among Access Integrated Technologies, Inc., a Delaware corporation ("Access Integrated"), FiberSat Global Services Inc., a Delaware corporation and a wholly-owned subsidiary of Access Integrated (the "Purchaser"), FiberSat Global Services LLC, a California limited liability company (the "Company"), Richard Wolfe, Ravi Patel, McKibben Communications, Globecomm Systems, Inc., Timothy Novoselski, Scott Smith and Michael Farina, the members of the Company (collectively the "Members").

      WHEREAS, the Company is engaged in the business of operating Teleport Facilities (as defined herein) to provide services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally (the "Business"); and

      WHEREAS, the Members are presently the owners of all of the Company's outstanding membership interests; and

      WHEREAS, the Purchaser desires to purchase, and obtain the assignment of, from the Company, and the Company desires to sell, convey, assign and transfer to the Purchaser, the Purchased Assets (as defined in Section 1.1 below), including the Leased Property (as defined in Section 1.1(a) below), held by the Company and utilized in the operation of the Business, upon the terms and subject to the conditions set forth below.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, each intending to be legally bound hereby, agree as set forth below:

                                   ARTICLE I.
                                PURCHASE AND SALE

      1.1.  PURCHASE  AND SALE OF ASSETS.  At the Closing (as defined in Section
1.9 below), the Company shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Company, all of the Company's rights, title and interests in and to the Purchased Assets, free and clear of all mortgages, security interests, charges, encumbrances, liens, assessments, covenants, claims, title defects, pledges, encroachments and burdens of every kind or nature whatsoever ("Encumbrances") except for any Encumbrances for taxes and assessments not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established, any Encumbrance arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business, and those encumbrances listed on SCHEDULE 1.1 ("Permitted Encumbrances"). The term "Purchased Assets" means the assets, properties, rights, contractual rights of the Company, and claims of the Company, in respect of the Business, set forth below:

      (a) The leasehold interests of the Company in and to those certain satellite transmission facilities (the "Teleport Facilities") operated by the

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Company, located at 20640 Bahama Street, Chatsworth, California and 9229 Lurline
Avenue, Chatsworth, California (the "Leased Property"), and all right, title and interest of the Company under its lease agreements in respect of the Leased Property, both of such leases which are attached hereto as EXHIBIT A (the "Leases");

      (b) All improvements and fixed assets constructed and/or installed by the Company and located at the Leased Property as of the date of the Agreement (the "Improvements");

      (c) All fixtures, furniture, machinery, computers, computer and other equipment and all other tangible personal property owned by the Company and currently located at the Leased Property, and all items owned by the Company that are currently used in the operation of Business;

      (d) All rights, title and interest of the Company in and to the build-out of the Teleport Facilities, including, without limitation, any and all racks, wiring, satellite equipment, digital content processing equipment, cages, power-distribution equipment, cabling and fuse panels, and all other machinery, equipment and all other items owned by the Company that are used in the operation of the Teleport Facilities;

      (e) All customer contracts, licenses and agreements and any customer security deposits, letters of credit or pre-paid service charges, and all rights and claims thereunder (collectively, the "Assumed Contracts"), the assignment of which shall be in a form reasonably acceptable to the Purchaser;

      (f) To the extent transferable and as included in the Assumed Contracts, all rights under all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors;

      (g) All rights under confidentiality, nondisclosure and similar agreements to the extent transferable, included in the Assumed Contracts and/or related to the Purchased Assets;

      (h) All books and records of the Company relating to the Purchased Assets and/or the Leased Property, including, without limitation, any and all information with regard to customers of the Teleport Facilities, data processing records, records relating to suppliers, supplier lists, cost information, vendor data, specifications and drawings, correspondence and lists, product literature, artwork, design, development and manufacturing files, quality records and other data;

      (i) All operations manuals, methods and procedures, to the extent owned by the Company, and to the extent the same relate to the Business, Purchased Assets and/or the Teleport Facilities;

      (j) Any and all  Intellectual  Property  of the  Business  as  defined  in
Section 2.18 below;

      (k) Any interest in and to any refund of taxes relating to the Purchased Assets or the operations of the Teleport Facilities to the extent such taxes are for, or applicable to, any taxable period (or portion thereof) beginning after the Closing Date;

      (l) Any and all accounts receivable, cash (except for $75,000 which shall be used by the Company with respect to the payment of the Retained Liabilities and the wind-down of the business and operations of the Company) and current assets as of the Closing Date;

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      (m)  The  licenses,  and  rights  to have  such  licenses  transferred  to
Purchaser, issued to the Company by the Federal Communications Commission ("FCC") and set forth on SCHEDULE 1.1(M); and

      (n) The right to the name "FiberSat Global Services" or any derivation thereof, and all e-mail and Internet addresses of the Company.

      1.2. RETAINED ASSETS. The Company shall retain, and the Purchased Assets shall not include, the following assets: (i) the consideration to be delivered to the Company pursuant to this Agreement; (ii) all other assets of the Company not relating to or associated with the operation of the Teleport Facilities;
(iii) the Company's other rights hereunder; (iv) the Company's minute books, stock books and seal; (v) all claims, choses in action, causes of action and judgments in respect of any litigation matter and with respect to the Retained Liabilities (as defined in Section 1.3 hereof); (vi) $75,000 in cash to be used in connection with the payment of the Retained Liabilities and the wind-down of the business and operations of the Company; and (vii) any asset located at the Company's facility at 16341 Filbert Street, Sylmar, California (collectively, the "Retained Assets").

      1.3. ASSUMED LIABILITIES; RETAINED LIABILITIES. At the Closing, the Purchaser shall assume from the Company, and undertake to discharge the liabilities and obligations arising from: (a) the Company's liabilities to General Electric Capital Corporation ("GE") described on SCHEDULE 1.3; (b) the Company's Current Liabilities (as defined below), provided that (i) if Current Liabilities exceed Current Assets (as defined below) on the Closing Date, such excess shall be the responsibility of the Company and shall constitute Retained Liabilities, and (ii) if the Company prepays any Settlement Liabilities (as defined herein) during the period from the date of execution of this Agreement to the Closing Date, such prepayment amount shall be added to the amount of Current Assets; (c) the Leases; (d) the Assumed Contracts; and (e) any liability arising after the Closing Date relating to the Business (to the extent all of such liabilities and obligations do not arise as a result of any default by the Company prior to the Closing). The assumed liabilities described in subsections
(a) through (e) above are collectively referred to as the "Assumed Liabilities". "Current Assets" means all of the Purchased Assets as of the Closing Date that would be classified as "current assets" under GAAP using the same accounting methods, policies, practices, principles and procedures with consistent classifications as were used in the preparation of the Financial Statements (as defined herein). Notwithstanding the foregoing, Current Assets shall not include $75,000 of cash. "Current Liabilities" means all of the liabilities of the Company as of the Closing Date that would be classified as "current liabilities" under GAAP, using the same accounting methods, policies, practices, principles and procedures with consistent classifications that were used in the preparation of the Financial Statements. The parties agree that all indebtedness of the Company owed to GE described on SCHEDULE 1.3 and all Settlement Liabilities shall not constitute Current Liabilities. Except as expressly provided in this
Section 1.3, the Purchaser and Access Integrated do not and shall not assume or in any way be liable or responsible for or undertake to pay, perform, satisfy or discharge any other liabilities, commitments or obligations, whether known or unknown, disclosed or undisclosed, absolute, contingent, inchoate, fixed or otherwise, of the Company, including, without limitation, all liabilities, commitments or obligations relating to or arising from the Purchased Assets or the use thereof (the "Retained Liabilities") and the Company shall pay and satisfy when due (unless the Company in good faith is disputing a specific


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liability or attempting  to settle a specific  liability),  in  accordance  with
Section 5.6 hereof, all of the Retained Liabilities. The parties further agree that except as expressly provided in Section 1.10 with respect to sales taxes, Purchaser and Access Integrated are not assuming any liability for taxes of the Company. Mark McKibben, Carol McKibben and/or McKibben Communications, a California corporation (collectively, the "McKibben Parties"). are guarantors of certain of the Assumed Liabilities (collectively, the "McKibben Guarantees"). If some or all of the McKibben Guarantee(s) are not released by the Closing Date, Purchaser shall indemnify the McKibben Parties with respect to such McKibben Guarantee(s).

      1.4. SETTLEMENT LIABILITIES. SCHEDULE 1.4 sets forth the liabilities ("Settlement Liabilities") of the Company that the Company, with the assistance of Purchaser and Access Integrated, will use its reasonable best efforts, during the period between execution of this Agreement to the Closing Date (the
"Period") to reduce, settle, satisfy, compromise, pay-off, or enter into agreement or arrangements to accomplish such actions, provided however that the Company shall not be obligated to commit to settlements of the Settlement Liabilities that exceed (in the aggregate) the Settlement Amount. The parties acknowledge and agree that prior to the Period, the Company has been working to resolve the Settlement Liabilities. The Company shall not resolve any Settlement Liability prior to the Closing Date without Purchaser's consent. On the Closing Date, Purchaser and Access Integrated shall provide to the Company $500,000 in cash and 100,000 shares of Access Integrated's Common Stock ("Settlement
Amount") (the Company shall have the option to exchange up to 50,000 of the 100,000 shares of Common Stock valued at $5.00 per share to increase the cash, and thereby decrease the Common Stock, portion of the Settlement Amount based on a ratio of one share of Common Stock for each $5.00 of additional cash requested by the Company) to pay-off the Settlement Liabilities. In the event that on the Closing Date the Settlement Liabilities exceed the Settlement Amount, the Company shall be responsible for such excess and such excess shall constitute Retained Liabilities. If the Company pays any Settlement Liability during the Period, such payment shall be added into the amount of Current Assets determined on the Closing Date.

      1.5. INITIAL PURCHASE PRICE; ADDITIONAL PURCHASE PRICE; PURCHASE PRICE ADJUSTMENT. PURCHASE PRICE.

      (a) The aggregate purchase price (the "Purchase Price") for all of the Purchased Assets shall consist of 500,000 shares ("Shares") (plus any adjustments required by Section 1.5(c) below) of Access Integrated's Class A Common Stock, par value $.001 per share ("Common Stock"), the further transfer of which shall be restricted under the Securities Act of 1933, as amended (the "Securities Act"), and as provided under Sections 3.4 and 3.7 hereof; and

      (b) The Shares shall be issued and delivered to the Members at the Closing, each in the denominations set forth opposite each Member's name on
SCHEDULE 1.5(B) hereto under the caption "Purchase Price to Company" (plus each individual's proportionate share of any adjustments required by Section 1.5(c) and Section 1.6 below).

      (c) (i) Each of the Shares issued at Closing, which shall become Pricing Eligible Shares (as defined below), shall be subject to a one-time adjustment by the issuance of additional shares of Common Stock, on the applicable Pricing Date (as defined below) for such shares, if and to the extent that on such Pricing Date the Minimum Value (as defined below) shall exceed the Fair Market


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Value  (as  defined  below).  In  such  event,  Access  Integrated  shall  issue additional shares of Common Stock ("Additional Shares") to each holder in accordance with the following formula:

      (PRICING ELIGIBLE SHARES X MINIMUM VALUE) - (PRICING ELIGIBLE SHARES X FAIR MARKET VALUE) / FAIR MARKET VALUE = Additional Shares

Notwithstanding the foregoing, in no event shall the aggregate number of Additional Shares issued by Access Integrated exceed 100,000 shares of Common Stock (as adjusted pursuant to Section 1.5(d)).

      (ii) Fair Market Value. For purposes of this Section 1.5, "Fair Market Value" for any day means: (a) if the principal market for the Common Stock is the New York Stock Exchange, the American Stock Exchange or any other national securities exchange or the Nasdaq National Market, the average closing price of the Common Stock for each day of the Applicable Period as reported by such exchange or market, or on a consolidated tape reflecting transactions on such exchange or market or (b) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System, the average of the mean between the closing bid and the closing asked prices for the Common Stock for each day of the Applicable Period as quoted on such System, or (c) if the principal market for the Common Stock is not a national exchange or the Nasdaq National Market and the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotations System, the average of the means between the highest bid and lowest asked prices for the Common Stock for each day of the Applicable Period as reported by Pink Sheets LLC; PROVIDED, HOWEVER, that if none of (a), (b) or (c) above is applicable, or if no trades have been made or no quotes are available for such day, the Fair Market Value of the Common Stock shall be determined, in good faith, either by (i) the board of directors of Access Integrated or (ii) if the Member Representative (as defined herein) objects to such determination, by an independent appraiser mutually acceptable to both Access Integrated and the Member Representative and the costs of such appraiser shall be paid for by the Members.

      (iii) "Applicable Period" means in respect of any of the Pricing Eligible Shares, the ninety (90) days immediately preceding the Pricing Date.

      (iv) "Pricing Eligible Shares" means, with respect to each Member, the number of shares of Common Stock held by such person on the Pricing Date that are either registered for resale under the Securities Act, or are freely transferable pursuant to Rule 144 promulgated under the Securities Act.

      (v) "Minimum Value" means eighty percent (80%) of the Fair Market Value on the Closing Date by the parties hereto.

      (vi) "Pricing Date" means, with respect to any of the Pricing Eligible Shares, the first trading day on which such shares may be sold by the holder pursuant to Rule 144 promulgated pursuant to the Securities Act or an effective registration statement.

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      (d) The number of shares of Common Stock to be issued shall be adjusted so
as  to  give  the  holders  the  economic   benefit  of  any  stock   dividends,
reclassifications,   recapitalizations,   split-ups,  exchanges  of  shares,  or
combinations or subdivisions of the Common Stock (each, a "Share Adjustment") effected between the date hereof and the Closing Date for purposes of Section 1.5(c) hereof or between the Closing Date and, if applicable, each date of issuance of Earn-Out Shares in accordance with and as defined in Section 1.6
hereof  (each,  an  "Issuance  Date").  In  particular,   without  limiting  the
foregoing, if, prior to an Issuance Date, Access Integrated should effect a split, reclassification or combination of Common Stock, Access Integrated shall adjust the total number of shares (rounded to the nearest whole share) to be issued so that such holders shall be entitled to receive such number of shares of Common Stock as such holders would have received pursuant to such Share Adjustment had the record date and the issuance date therefor been immediately following such Issuance Date.

      1.6. ADDITIONAL PURCHASE PRICE.

      (a) Following the Closing, an additional purchase price (the "Additional Purchase Price") will be paid by Access Integrated solely in additional shares of Common Stock ("Earn-Out Shares") to the Members (in accordance with Section 1.6(e) hereof) as follows:

      (i) An Additional Purchase Price shall be paid to the Members in the event that EBITDA in respect of the Business for the 12-month period beginning on the first day of the month following the month in which the Closing occurs ("Year One") shall exceed $600,000 (the "Annual Base"). The Additional Purchase Price for Year One shall equal in the aggregate two-thirds (2/3) of such excess.

      (ii) An Additional Purchase Price shall also be paid to the Members in the event that EBITDA for the 12-month period beginning on the day immediately following the last day of Year One ("Year Two") shall exceed the higher of (A) the Annual Base or (B) the sum of the Annual Base, plus one hundred percent (100%) of the amount, if any, by which Year One EBITDA is less than the Annual Base. The Additional Purchase Price for the Year Two shall equal in the aggregate two-thirds (2/3) of such excess.

      (iii) An Additional Purchase Price shall also be paid to the Members in the event that EBITDA for the 12-month period beginning on the day immediately following the last day of Year Two ("Year Three") shall exceed the higher of (A) the Annual Base or (B) the Annual Base, plus one hundred (100%) percent of the amount, if any, by which Year Two EBITDA is less than the higher of the amounts set forth in Section 1.6(a)(ii)(A) and (B) above. The Additional Purchase Price for Year Three shall equal in the aggregate two-thirds (2/3) of the amount of such excess.

      (b) For purposes hereof, "EBITDA" shall mean the earnings of Purchaser and Access Integrated attributable to the Business, before deduction for interest, corporate income taxes, depreciation and amortization (but after deduction for amortization of capitalized research and development costs in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time, ("GAAP")) related to the Business in each case, without accounting for any extraordinary items (as defined under GAAP). EBITDA shall not be reduced by any allocated portion of Access Integrated or Purchaser's overhead or administrative charges, but shall be reduced by any charges incurred in connection with the Business's use of the data center or other services provided by Access Integrated or Purchaser and assessed at prices not greater than those charged in arm's-length transactions.

      (C) Within 120 days after the end of each of Year One, Year Two and Year Three, Purchaser shall deliver, or cause to be delivered, to the Members the following: (i) unaudited statements of income in respect of the Business for each applicable Year, (ii) Purchaser's written statement containing, in


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reasonable detail, Purchaser's calculation of (x) EBITDA for the applicable Year and (y) the Additional Purchase Price payable, if any (each, an "EBITDA Statement") and (iii) Purchaser's and Access Integrated's audited financial statements for its fiscal year most recently ended.

      (d) The Members shall have thirty (30) days from delivery of each EBITDA Statement to raise any objection thereto by delivery of written notice to Purchaser and Access Integrated setting forth such objections in reasonable detail. In reviewing the information provided to the Members pursuant to Section 1.6(d) the Members will have the right to communicate with the individuals and accountants who have prepared such information, and to review the work papers, schedules, memoranda and other documents Purchaser and Access Integrated prepared or reviewed in preparation thereof. All financial information contained therein, in respect of which no such objection is so delivered within such 30-day period (or written notice of Purchaser's and Access Integrated's failure to comply with this Section 1.6 which has resulted in the Member's inability to determine objections to such matters), shall be deemed final and binding on the parties. In the event that any such objections are so delivered by the Members (or written notice describing the failure of Purchaser and Access Integrated to comply with its obligations as described above), Purchaser, Access Integrated and the Members shall attempt, in good faith, to resolve such objections and, if unable to do so within ten (10) days of delivery of such objections, shall, within five (5) business days thereafter designate a nationally recognized firm of independent public accountants (the "Independent Accountants") mutually satisfactory to Purchaser, Access Integrated and the Members. In the event that Purchaser, Access Integrated and the Members are unable to agree on the Independent Accountants within such five-business day period, the Independent Accountants shall be designated jointly by the independent accountants of Purchaser, Access Integrated and the Members within ten (10) business days thereafter. The Independent Accountants shall resolve all remaining objections to the EBITDA Statement made by the Members in accordance herewith within twenty
(20) business days from their date of designation. The determination of the Independent Accountants shall be final and binding on the parties for purposes of this Section 1.6. The fees and expenses of the Independent Accountants shall be borne by Purchaser and Access Integrated, unless the final determination of the applicable EBITDA by the Independent Accountants in accordance with this
Section 1.6(d) is not greater than one hundred five percent (105%) of such EBITDA as set forth in the applicable EBITDA Statement, in which event Members shall bear all of the fees and expenses of the Independent Accountants.

      (e) The Additional Purchase Price paid in respect of Year One, Year Two or Year Three (each an "EBITDA Measurement Period"), if any, shall be paid to the Members in shares of Common Stock pursuant to Section 1.5(b). The number of shares of Common Stock comprising the Earn-Out Shares shall be determined by dividing the portion of the Additional Purchase Price to such EBITDA Measurement Period by the Fair Market Value, PROVIDED, that, for purposes hereof, the


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Applicable Period shall mean the twenty (20) trading days immediately  preceding the date of final determination of EBITDA in accordance with Section 1.6(d) above.

      (f) In the event that the Members shall be entitled to an Additional Purchase Price pursuant to this Section 1.6, Access Integrated shall, promptly after final determination of an EBITDA Statement that is definitive and binding on the parties in accordance with Section 1.6(d), but in no event later than five (5) business days thereafter, issue and deliver to Members shares of the Common Stock comprising the Earn-Out Shares.

      1.7. PAYMENT OF INITIAL PURCHASE PRICE AND ADDITIONAL PURCHASE PRICE.

            (a) INITIAL PURCHASE PRICE. At the Closing, (i) the Initial Purchase Price shall be paid by the Purchaser to the Company by issuing Common Stock to the Members in accordance with Section 1.5(b); (ii) the Purchaser shall assume the Assumed Liabilities pursuant to the provisions of Section 1.3; and (iii) the Purchaser shall provide the Settlement Amount set forth in Section 1.4 to pay, or satisfy the obligation to pay, the Settlement Liabilities in accordance with the provisions of Section 1.4.

            (b) ADDITIONAL PURCHASE PRICE. After the Closing, the Additional Purchase Price shall be paid subject to the provisions of Section 1.6 above.

      1.8. ESCROW OF SHARES. On the Closing Date, 100,000 shares ("Escrowed Shares") of Common Stock, representing thirty percent (30%) of the Shares to be issued to Richard Wolfe, shall be placed into escrow for one year after the Closing Date pursuant to the terms and conditions of an escrow agreement ("Escrow Agreement") by and among Purchaser, Access Integrated, Company, and Richard Wolfe and an escrow agent ("Escrow Agent"). The parties agree that Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., counsel to Access
Integrated and Purchaser, shall serve as Escrow Agent and Purchaser shall pay its fees. Purchaser and Access Integrated shall have the right to have Escrowed Shares released to them to satisfy their indemnification claims under Section
8.3 of this Agreement. Any Escrowed Shares that are still held in escrow on the first anniversary of the Closing Date that have not been released to Access Integrated and Purchaser or are not attributable to pending claims of Purchaser and Access Integrated on such date shall be released to Richard Wolfe pursuant to the terms and conditions of the Escrow Agreement. A form of the Escrow Agreement is attached hereto as EXHIBIT B.

      1.9. CLOSING. Subject to Article 6, the transfer of the Purchased Assets, delivery of the Shares, the assumption of the Assumed Liabilities, and the payment or agreement or arrangement for payment of the Settlement Liabilities contemplated hereby shall be deemed to take place at a closing (the "Closing") at the offices of the Purchaser on or before November 15, 2004 (the "Closing Date") (such date is a projected Closing Date), or on such other date as the Purchaser, Access Integrated and the Company may mutually agree to in writing, subject to termination pursuant to Section 7.1 hereof.

      1.10. ALLOCATION OF PURCHASE PRICE; SALES TAXES. The Purchase Price shall be allocated among the Purchased Assets pursuant to the Purchase Price allocation schedule set forth at SCHEDULE 1.10. The Purchaser, Access Integrated and the Company shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise. Any sales tax attributable to the sale or transfer of the Purchased Assets shall be paid by Purchaser based upon the amounts set forth in the Purchase Price allocation schedule set forth at SCHEDULE 1.10. The Company agrees to timely sign and deliver such certificates or forms, if any, as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns with respect to, such sales taxes. In addition: (i) Purchaser may, in its sole discretion, file a notice of bulk sale with the appropriate state tax authorities with respect to the transactions contemplated by this Agreement. The Company shall cooperate with Purchaser and Access
Integrated and any such state tax authorities in addressing issues and communications that arise in the process of and as a result of filing such notice. The Company shall promptly provide any information and correspondence to Purchaser and Access Integrated that it receives with respect to or as a result of such notice; and (ii) Purchaser and Access Integrated shall prepare and provide to the Company and the Company shall reasonably accept, any exempt use, resale or other certificate supporting exemption from applicable sales or other transfer taxes that might otherwise apply to part or all of the transfers contemplated by this Agreement.

      1.11. PASSAGE OF TITLE. Title to all of the Purchased Assets shall pass from the Company to the Purchaser at the Closing, subject to the terms and conditions of this Agreement. The Purchaser assumes no risk of loss to any of the Purchased Assets prior to the Closing.

      1.12. PIGGY-BACK REGISTRATION RIGHTS. If during the period from the Closing Date to three (3) years thereafter, Access Integrated shall determine to prepare and file with the Securities and Exchange Commission ("SEC") a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities
Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then Access Integrated shall send to each Member written notice of such determination and, if within fifteen (15) days after receipt of such notice, any such Member shall so request in writing, Access Integrated shall include in such registration statement all or any part of such Members' Shares (not already covered by an effective registration statement) such Member requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights and/or restrictions set forth in prior registration agreements, provided that in a registration statement covering a secondary offering by selling stockholders of Access Integrated, underwriter cutbacks shall be imposed pro rata on the Members and all other holders selling shares pursuant to the registration statement based upon all shares registered under the registration statement, and PROVIDED FURTHER that Access Integrated is not prohibited from including the Members' Shares in such registration statement pursuant to the restrictions set forth in such registration rights agreement or other agreement. The rights to registration set forth in this Section 1.12 may be exercised on an unlimited number of occasion.

      1.13. MEMBER'S REPRESENTATIVE. The Members appoint Richard Wolfe as the Member representative ("Member Representative"). The Member Representative is hereby is appointed, authorized, and empowered to act on behalf of the Members, in connection with, and to facilitate the consummation of, the transactions and in connection with the activities to be performed on the Members' behalf under this Agreement, for the purposes and with the powers and authority set forth in this Section 1.13 and in the Escrow Agreement, which will include the power and authority: (i) to execute and deliver after the Closing Date such waivers and consents in connection with this Agreement and the Member Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement, including, without limitation, Section 1.6 and the Escrow Agreement; (ii) as the Member Representative deems necessary are desirable, to enforce and protect the Members' rights and interests and to enforce and protect the Members' rights and interests arising out of or under or in any manner relating to this Agreement and the Escrow Agreement and, in connection therewith, to (A) assert any claim or institute any action, (B)
investigate, defend, contest or litigate any action, initiated by any Indemnified Person, or any other person, against the Members, and compromise or settle on such terms as the Member Representative will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Members with respect to any such action, (C) file any proofs, debts, claims and petitions as the Member Representative may deem advisable or necessary, (D) settle or compromise any claims related to the transactions contemplated by this Agreement, it being understood that the Member Representative will not have any obligation to take any such actions, and will not have liability for any failure to take any such action; and (iii) to effect and enforce the appropriate release of the stock escrowed under the Escrow Agreement. The grant of authority provided for in this Section 1.13 is coupled with an interest and is being granted, in part, as an inducement to the Purchaser and Members to enter into this Agreement and to the Members to approve the transactions contemplated hereby, and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Member and will be binding on any successor thereto. In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Member Representative hereunder or thereunder, (i) the Member Representative will not assume any, and will incur no, liability whatsoever to any Member because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or the Escrow Agreement, and (ii) the Member Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Member Representative pursuant to such advice will not subject the Member Representative to liability to Purchaser, Access Integrated, or any other Person.

      1.14. STRUCTURE. At the option of and request of the Purchaser and Access Integrated, prior to the Closing Date, the Company and the Members agree that they will take all steps necessary for (a) the Company to transfer to a limited liability company wholly-owned by the Company ("New FiberSat LLC") the Purchased Assets and Assumed Liabilities; and (b) the Company to transfer to the Purchaser all of the membership interests of New FiberSat LLC at the Closing in lieu of delivering the Purchased Assets and Assumed Liabilities. In the event that Purchaser and Access Integrated exercise the option set forth in this Section 1.14, all of the terms and provisions of this Agreement shall remain in full force and effect, except that the structure of the transaction shall be New FiberSat LLC selling its membership interests to Purchaser for the Purchase Price instead of the Company selling the Purchased Assets to Purchaser. In the event that Purchaser and Access Integrated exercise this option, Access Integrated and Purchaser agree that from the Closing Date until the two year anniversary of the Closing Date, NewFiberSat LLC will continue to own the Business and shall not be liquidated.

                                   ARTICLE II.
                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Purchaser and Access Integrated as follows:

      2.1. DUE ORGANIZATION AND QUALIFICATION. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of California. The Company has all requisite limited liability company power and authority to own, lease and operate its assets and properties, and to carry on the Business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the locations of its property requires such qualification, except where the failure to do so would not have a Material Adverse Effect. "Material Adverse Effect" means any event, circumstance, condition, development, change or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the Business, taken as a whole, provided that in no event will any event, circumstance, condition, development, change or occurrence that results from changes affecting the economy generally or changes affecting the satellite transmission industry be taken into account in determining whether there has been or would be a Material Adverse Effect.

      2.2. POWER AND AUTHORITY. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and all other agreements contemplated by this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by the respective parties (the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by Company and is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws now or hereafter in effect generally affecting the enforcement of creditors' rights, specific performance, injunctive or other equitable remedies. When executed and delivered by the Company at the Closing, each of the Transaction Documents will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws now or hereafter in effect generally affecting the enforcement of creditors' rights, specific performance, injunctive or other equitable remedies.

      2.3. COMPLIANCE WITH LAWS. The Company is in compliance in all material respects with all Federal, state, local and foreign laws, statutes, ordinances, regulations, orders, judgments, injunctions, awards or decrees (collectively, "Laws") applicable to it or any of its properties or operations. The Company has not received any notice of material violation or alleged material violation of any Law by it. The Company has all material licenses, permits, orders and approvals of Federal, state, local and foreign governmental or regulatory bodies necessary for the conduct of the Business.

      2.4. NO BREACH; CONSENTS. Except as set forth in SCHEDULE 2.4, neither the execution and delivery of this Agreement or any of the Transaction Documents to which the Company is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by the Company will (i) contravene any provision of the certificate of formation or operating agreement (the "Governing Documents") of the Company; (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other person or entity the right to cause such a termination of or loss under, any of the material Assumed Contracts; (iii) result in the creation, maturation or acceleration of any of the Assumed Liabilities or any other material liability (meaning any liability in the amount of $20,000 or more) of the Company affecting any of the Purchased Assets (or give to any other Person the right to cause such a creation, maturation or acceleration); (iv) violate any material Laws or violate any judgment or order of any court, government (Federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (a "Governmental Body") to which the Company is subject and by which any of the Purchased Assets may be bound or affected; or (v) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets, or give to any other person or entity any interest or right therein. Except for the Landlord's Consent and except for the consents set forth on SCHEDULE 2.4, no consent, approval or authorization of, or registration or filing with, any person or entity or Governmental Body is required in connection with the execution and delivery by the Company of this Agreement or any of the Transaction Documents to which the Company is or is to become a party pursuant to the provisions hereof or the consummation by the Company of the transactions contemplated hereby or thereby.

      2.5. CONDITION OF ASSETS; BUSINESS; TITLE. The Purchased Assets have been maintained in accordance with customary industry practice and subject to ordinary wear and tear, are in good working order and are reasonably suitable for the purposes for which they are used in the Business. The Purchased Assets include all assets that are currently used in the operation of the Business and include all assets that are necessary to operate the Business. The Company has good, marketable and exclusive title to all of the Purchased Assets and upon the consummation of the transactions contemplated hereby, the Purchaser will acquire good, marketable and exclusive title to all of such Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

      2.6. COMPANY FINANCIAL INFORMATION. Set forth at SCHEDULE 2.6 are the Company's unaudited, Company-compiled financial statements, including a balance sheet, income statement and statement of cash flows, for the years ended December 31, 2002 and 2003, and the eight-month period ended August 31, 2004 (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP"), except they do not include footnotes, and fairly present in all material respects the financial condition of the Company and are correct, complete and consistent with the Company's books and records as of the dates and for the periods indicated thereby. Except as set forth on SCHEDULE 2.6, the revenues set forth on the Financial Statements for the eight-month period ended August 31, 2004 do not reflect any revenues that are more than ninety (90) days past due unless the customer has made a payment within the last thirty (30) days, or unless the Company has provided for an adequate reserve.

      2.7. LITIGATION. Except as set forth on SCHEDULE 2.7 hereto, there are no suits or actions, administrative, arbitration or other proceedings or governmental investigations pending or, to Company's Knowledge (as defined below), threatened against or affecting any of the Purchased Assets or the Assumed Liabilities or the transactions contemplated by this Agreement or any of the Transaction Documents. There are no judgments, orders, injunctions, decrees or awards against the Company in respect of the Purchased Assets or the Assumed Liabilities that are not satisfied or remain outstanding or that would prohibit the execution and delivery of this Agreement or any of the Transaction
Documents. For purposes of this Agreement, "Knowledge" means the actual knowledge of Ravi Patel, the President of the Company after reasonable investigation conducted consistent with the ordinary course conduct of his duties.

      2.8. ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise that have not been (i) in the case of liabilities, commitments and obligations of a type customarily reflected on the financial statements or footnotes thereto of the Company, contained in the Financial Statements at SCHEDULES 2.6 or incurred, consistent with past practice, in the ordinary course of business since August 31, 2004 and that are not material either individually or in the aggregate or (ii) in the case of all other types of liabilities and obligations, described in SCHEDULE 2.8 hereto.

      2.9. ABSENCE OF CERTAIN CHANGES. Since August 31, 2004, the Company has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, since August 31, 2004, except as set forth on SCHEDULE 2.9 hereto, there has not been any: (i) Material Adverse Effect on the Business; (ii) material damage or destruction to or loss of any of the Purchased Assets or any portion of the Teleport Facilities, whether or not covered by insurance; (iii) creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets or the Teleport Facilities; (iv) disposition of any of the Purchased Assets for less than fair market value; (v) any failure to pay any of the Assumed Liabilities or the Retained Liabilities when due; (vi) creation, termination or amendment of, or waiver of any right under, any of the Assumed Contracts; or (vii) agreement or commitment to do any of the foregoing. The parties agree that if LATV, LLC terminates, cancels or does not renew its Contract for Satellite Uplink (Ground Segment Only) dated September 24, 2003, as amended, which expires by its terms on November 30, 2004 ("LATV Contract") with the Company, on or prior to the Closing Date, such event shall constitute a Material Adverse Effect on the Business.

      2.10. TAXES. The Company has no liability for any tax in respect of the Purchased Assets or the Teleport Facilities except for taxes disclosed on
SCHEDULE 2.10 hereto.

      2.11. ASSUMED CONTRACTS; COMPLIANCE; EMPLOYEES. The Company has delivered to the Purchaser a true, complete and correct copy of each of the Assumed Contracts. SCHEDULE 2.11 sets fort a list of each Assumed Contract other than Assumed Contracts that may be terminated within 30 days without penalty. Each of the Assumed Contracts is the legal, valid and binding obligation of the Company and is in full force and effect. The Company has performed all material obligations required to be performed by it under each of the Assumed Contracts, and to the Company's Knowledge, (i) the Company is not in material breach or default, (ii) the Company is not alleged to be in material breach or default, in any respect thereunder, and (iii) no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any person or entity the right to cause such a termination or would cause an acceleration of any obligation thereunder. Except as set forth in SCHEDULE 2.11, the Company is not currently renegotiating any of the Assumed Contracts nor has the Company received any notice of non-renewal or any other modification that would adversely affect the rights of the Company with respect to any of the Assumed Contracts. Except for an employment letter between the Company and Ravi Patel dated February 23, 2004 (which agreement the Company and Patel agree they will terminate prior to the Closing Date and the Company shall be liable for any amounts owed under such agreement), none of the officers or employees of the Company are parties to an employment agreement with the Company.

      2.12. LEASED PROPERTY.

      (a) To the Knowledge of Company, except as disclosed on SCHEDULE 2.12(B), any improvement made under the Leases, conforms in all material respects to all Leases' restrictions (if any), restrictive covenants and applicable Laws. The
Company has not received written notice of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the Leased Property.

      (b) To the Company's Knowledge, the Company has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to the Teleport Facilities. The services provided by such public utilities are all in good working order and are adequate to service the operations of the Teleport Facilities as currently conducted.

      (c) Except as provided in the Leases and on SCHEDULE 2.12(D), none of the Leased Property is leased, sublet or assigned to any person. Each Lease is in full force and effect in accordance with its terms and has not been modified or amended, except as set forth in SCHEDULE 2.12(D), and, to the Company's Knowledge, no party thereto is in material default under any of the terms contained therein.

      2.13. ENVIRONMENTAL MATTERS. The Company has operated the Business and the Leased Property and any other leased property in compliance with all applicable laws relating to public health and safety arising out of the environment or protection of the environment, including common law nuisance, property damage and similar common law theories ("Environmental Laws"). To the Company's Knowledge, the Company is not subject to any liability, penalty or expense (including legal fees), and the Purchaser and Access Integrated will not suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law by the Company in respect of the Leased Property and any other leased property occurring prior to the Closing or any environmental activity conducted by the Company on or with respect to the Leased Property and any other leased property at or prior to the Closing.

      2.14. CUSTOMER RELATIONS. To the Company's Knowledge, there exists no condition or state of facts or circumstances involving the Company's customers, suppliers, distributors or representatives in respect of the Teleport Facilities that could reasonably be expected to have a Material Adverse Effect after the

Closing Date. The parties agree that if the LATV Contract is terminated, cancelled or not renewed prior to the Closing Date, such event shall constitute a Material Adverse Effect on the Business.

      2.15. INSURANCE. The Purchaser and Access Integrated have been provided with a copy of each insurance policy for the last three (3) years as to which the Company is the owner, insured or beneficiary, whether on an "occurrence" or a "claims made" basis, together with a summary of such policies and copies of certificates of insurance executed by each insurer or its authorized agent evidencing such insurance.

      2.16. FINDERS' FEES. Neither the Company, nor any of its officers, members, managers or employees, or their affiliates, has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any of the Transaction Documents.

      2.17. ACCURACY OF INFORMATION FURNISHED. To the Company's Knowledge, no representation or warranty by the Company contained in this Agreement, including the Schedules hereto, and no statement contained in any certificate or other document furnished or to be furnished by or on behalf of the Company at the Closing, contains or will contain as of the date such representation and warranty is made or such Schedule or certificate is delivered any untrue statement of a material fact or, to Company's Knowledge, omits or will omit to state as of the date such representation or warranty is made or such Schedule or certificate is delivered any material fact that is necessary to make the statements contained herein or therein not misleading.

      2.18. INTELLECTUAL PROPERTY RIGHTS. The Purchased Assets include all Intellectual Properties (as defined below) necessary to conduct the Business as presently conducted, excluding (i) any unregistered copyrights with respect to items other than software and related documentation utilized in the Business, and (ii) shrink wrap or off-the-shelf software products licensed by the Company (collectively, "Company Intellectual Properties"). "Intellectual Properties" shall mean each and all of the following items, if any: all United States or foreign patents, trademarks, tradenames, servicemarks, software, software codes, and applications for any of the foregoing, copyrights or other author's rights, whether or not registered, and any goodwill associated with any of the foregoing, whether or not any of such Intellectual Properties are set forth on
SCHEDULE 2.18 hereto. Except as set forth on SCHEDULE 2.18 hereto, (i) the Business as is now conducted does not infringe or conflict with the Intellectual Properties of others; and (ii) to the Knowledge of the Company, there is no infringement by others of any Company Intellectual Properties. All employees of the Company have executed non-disclosure, confidentiality, inventions or "work for hire" agreements or such other agreements pursuant to which such employees have assigned any and all rights, title and interest in and to any of the Intellectual Properties to the Company. No officer, member, manager, or employee of the Company, or any of their Affiliates or Associates, has any ownership or other interest in any of the Company Intellectual Properties. Moreover, to the extent any consultant, independent contractor or agent of the Company has contributed to or has rights to any of the Intellectual Properties, the Company has secured or will secure, at its own expense, agreements with such consultants, independent contractors or agents such that all rights, title and interest in and to the Company Intellectual Properties will either belong to the Company or will not otherwise conflict with any of the provisions of this
Section 2.18.

      2.19. FCC LICENSES. The Company's FCC licenses listed on SCHEDULE 1.1(M), are valid and in full force and effect, and, to the Company's Knowledge, no proceedings are pending to revoke or terminate such licenses.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF MEMBERS

      Each Member represents and warrants to Purchaser and Access Integrated as follows:

      3.1. EXPERIENCE. The Member has sufficient knowledge and experience in investing in companies similar to Access Integrated so as to be able to evaluate the merits and risks of its investment in Access Integrated and has the capacity to protect his or its own interests.

      3.2. ACCREDITED INVESTOR. The Member is an "accredited investor," as defined in SEC Regulation D promulgated pursuant to the Securities Act (an "Accredited Investor").

      3.3. MEMBER STATUS. The Member is not acting with any other Member involved in the transactions contemplated by this Agreement as a partnership, limited partnership, syndicate, or other group for the purpose of (i) facilitating the acquisition of the Shares described herein, or (ii) acquiring holding, or disposing of shares of Access Integrated as contemplated in Section 13(d)(3) of the Exchange Act. The purchase is in the ordinary course of business and not with the purpose or intent of changing or influencing control of Access Integrated nor in the connection with any transaction involving the Member having such purpose.

      3.4. RULE 144. The Member acknowledges that the Shares must be held indefinitely unless subsequently registered for resale under the Securities Act or unless an exemption from such registration is available. The Member is aware of the provisions of the SEC's Rule 144 promulgated under the Securities Act, which permit limited resale of securities purchased in a private placement, subject to the satisfaction of certain conditions, including, among other things, (i) the existence of a public market for the securities, (ii) the availability of certain current public information about Access Integrated,
(iii) the resale occurring not less than one year after a party has purchased and fully paid for the security to be sold, (iv) the sale being effected through a "broker's transaction" or in a transaction directly with a "market maker," and
(v) the number of securities being sold during any three-month period not exceeding specified limitations.

      3.5. ACCESS TO INFORMATION. The Member has had an opportunity to discuss Access Integrated's business, management and financial affairs with its management. The Member understands that such discussions, as well as any written information issued by Access Integrated, were intended to describe certain aspects of the Access Integrated's business and prospects. Neither such inquiries nor any other due diligence investigation conducted by the Member or any of its advisors or representatives shall modify, amend or affect the Member's right to rely on Access Integrated's representations, warranties and covenants contained herein. The Member understands that investment in the Shares involves a high degree of risk.

      3.6. ORGANIZATION; AUTHORIZATION. The Member is an individual or a corporation, a limited liability company or a partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization. The Member shall acquire the Shares in the ordinary course of business, without any agreement, plan or understanding, directly or indirectly, with any person to distribute such Shares. If an entity, the Member has the requisite power and authority to enter into and to consummate the transactions contemplated by the Agreement and otherwise to carry out its obligations under the Agreement. If an entity, the purchase by the Member of the Shares hereunder has been duly authorized by all necessary action on the part of the Member. This Agreement, when executed and delivered by the Member, will constitute a valid and binding obligation of the Member, enforceable in accordance with its terms, subject to bankruptcy laws and equity principles.

      3.7. RESTRICTIVE LEGEND. The Member understands that the certificates evidencing the Shares will bear the following legends when issued:

            "these securities have not been registered under the securities act of 1933, as amended (the `securities act"), or the securities, or "blue sky," laws of any state or other domestic or foreign jurisdiction. these securities have been acquired for investment and not with a view to distribution and resale and may not be sold or offered for sale except pursuant to a registration statement in effect under the securities act and other applicable laws or unless the transferor delivers to the company a written opinion of counsel reasonably satisfactory to the company that such registration is not required and that an exemption from such registration is available for such transactions under the securities act and other applicable laws."

      In addition, the Member acknowledges that each certificate for Shares shall bear any additional legend required by any other applicable domestic or foreign securities or blue sky laws.

      Access Integrated will direct its transfer agent and registrar to maintain stop transfer instructions on record for the Shares until it has been notified by Access Integrated, upon the advice of counsel, that such instructions may be waived consistent with the Securities Act and applicable domestic and foreign securities laws. Such stop transfer instructions will limit the method of sale or transfer of the Shares, consistent with Rule 144 or other available exemptions from registration under the Securities Act. Any transfers other than pursuant to a registration statement under the Securities Act will require an opinion of counsel reasonably satisfactory to Access Integrated and its counsel prior to such transfers.

      3.8. NO GOVERNMENTAL REVIEW. The Member understands that no United States federal or state agency or any other government or governmental agency or authority has passed upon or made any recommendation or endorsement of the Shares or the contents of any of the SEC Reports (as defined in Section 4.7).

      3.9. DOMICILE AND PRINCIPAL EXECUTIVE OFFICE. The Member is domiciled and/or has its principal executive office in the jurisdiction set forth immediately below the Member's name on the signature page to this Agreement.

      3.10. INVESTMENT INTENT. The Member is acquiring the Shares for investment for his or its own account, not as a nominee or agent, and not within the view to, or for resale in connection with, any distribution thereof; provided, however, that by making the representations herein, the Member is not prohibited from selling or otherwise disposing of any of the Member's Shares in compliance with applicable federal and state securities laws and as otherwise contemplated by this Agreement. The Member understands and agrees that the Shares have not been registered under the Securities Act by reason of the exemption from the registration provisions of the Securities Act contained in the Securities Act and/or regulations thereunder, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member's representations, warranties and covenants as expressed herein, which are being relied upon by the Purchaser and Access Integrated.

      3.11. NO MANIPULATION. Neither the Member, nor, to the Member's knowledge if the Member is an entity, any of its directors, officers, members, managers, subsidiaries, controlling persons or other affiliates, has taken, or presently plans to take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted, under the Exchange Act, the stabilization or manipulation of the price of the Common Stock to facilitate the sale of the Shares. Since the time of becoming aware of the transactions contemplated hereby until the Closing, such persons have not engaged in any (i) "short sales" (as such term is defined in Rule 3b-3 promulgated under the Exchange Act) of the Common Stock, including, without limitation, any such transaction that transfers to another, in whole or in part, any economic consequences or ownership, or otherwise disposes of, any of the Shares or (ii) hedging transaction which establishes a net short position with respect to the Shares.

      3.12. BROKER'S FEES. The Member has incurred no liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the Agreement or the transactions contemplated therein and the Member shall indemnify and hold harmless the Purchaser and Access Integrated from and against any such claims arising from the Member's actions by parties claiming a relationship to the Member.


                                   ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACCESS
                                   NTEGRATED

      The Purchaser and Access Integrated represent and warrant to the Company as follows:

      4.1. DUE ORGANIZATION AND QUALIFICATION. Each of the Purchaser and Access Integrated is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the Purchaser and Access Integrated has all requisite power and authority to own, lease and operate its assets and properties. Each of the Purchaser and Access Integrated is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the locations of its property requires such qualification, except where the failure to do so would not have a material adverse effect on its respective business, operations, assets or condition (financial or otherwise).

      4.2. POWER AND AUTHORITY. Each of the Purchaser and Access Integrated has the requisite corporate power and authority to execute and deliver this
Agreement and all other agreements contemplated by this Agreement (the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Purchaser and Access Integrated. This Agreement has been duly executed and delivered by Purchaser and Access Integrated and is the valid and binding obligation of the Purchaser and Access Integrated, enforceable against the Purchaser and Access Integrated in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws now or hereafter in effect generally affecting the enforcement of creditors' rights, specific performance, injunctive or other equitable remedies. When executed and delivered by the
Purchaser and Access Integrated at the Closing, each of the Transaction Documents will be the valid and binding obligation of the Purchaser and Access Integrated, enforceable against the Purchaser and Access Integrated in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws now or hereafter in effect generally affecting the enforcement of creditors' rights, specific performance, injunctive or other equitable remedies.

      4.3. NO BREACH; CONSENTS. Neither the execution and delivery of this Agreement or any of the Transaction Documents to which the Purchaser or Access Integrated is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by the Purchaser and Access Integrated will (except for the Landlord's Consent and as set forth on SCHEDULE
2.4 hereto): (i) contravene any of the Governing Documents of the Purchaser or Access Integrated; or (ii) violate any Law or violate any judgment or order of any Governmental Body to which the Purchaser or Access Integrated is subject. Except for the Landlord's Consent and as set forth on SCHEDULE 2.4, no consent, approval or authorization of, or registration or filing with, any person or entity or Governmental Body is required in connection with the execution and delivery by the Purchaser and Access Integrated of this Agreement or any of the Transaction Documents to which the Purchaser or Access Integrated is or is to become a party pursuant to the provisions hereof or the consummation by the Purchaser or Access Integrated of the transactions contemplated hereby or thereby.

      4.4. LITIGATION. There are no suits or actions, administrative, arbitration or other proceedings or governmental investigations pending or, to Purchaser's or Access Integrated's knowledge, threatened against or affecting any of the transactions contemplated by this Agreement or any of the Transaction Documents. There are no judgments, orders, injunctions, decrees or awards against the Purchaser or Access Integrated that are not satisfied or remain outstanding and that would prohibit the execution and delivery of this Agreement or any of the Transaction Documents.

      4.5. FINDERS' FEES. Neither the Purchaser nor Access Integrated nor any of their officers, directors or employees has employed or dealt with any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

      4.6. ISSUANCE OF THE SECURITIES. The Shares have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances. Access Integrated has reserved from its duly authorized capital stock a number of shares of Common Stock to be issued to the Members equal to the Shares, and any additional shares of Common Stock that may be issued pursuant to Sections 1.5 and 1.6.

      4.7. SEC REPORTS; FINANCIAL STATEMENTS. Access Integrated has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since August 6, 2003 when Access Integrated filed its initial Form SB-2 registration statement (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis and has filed any such SEC Reports prior to the expiration of any such extension. Access Integrated has delivered to the Company a copy of all SEC Reports filed within the ten (10) days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V.
                                CERTAIN COVENANTS

      5.1. CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date or earlier termination hereof, unless the Purchaser and Access Integrated shall otherwise consent in writing, the Company shall conduct its affairs as follows:

      (a) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted only in the ordinary course and consistent with past practice. The Company shall use commercially reasonable efforts to maintain the Purchased Assets, the Teleport Facilities and the Assumed Liabilities in a manner consistent with historical practices of the Company and shall use commercially reasonable efforts to comply in a timely fashion with the provisions of the Leases and all Assumed Contracts and its other agreements and commitments in respect of the Purchased Assets or the Teleport Facilities. The Company shall use commercially reasonable efforts to keep available the services of certain of its present employees at the Teleport Facilities to preserve the goodwill of its suppliers, customers and others having business relations with it in connection with the Teleport Facilities. The Company shall maintain in full force and effect its policies of insurance, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

      (b) TRANSACTIONS. The Company shall not: (i) transfer or dispose of any of the Purchased Assets; (ii) enter into any contract or commitment, the performance of which might extend the Closing Date; (iii) fail to pay any of the Assumed Liabilities, Settlement Liabilities or Retained Liabilities when due
(unless the Company in good faith is disputing a specific liability or attempting to settle a specific liability); (iv) take any action or omit to take any action that will cause a breach or termination of the Lease or any of the Assumed Contracts; or (v) take any other actions that would cause the representations and warranties in this Agreement not to be true in any material respect on the Closing Date.

      5.2. PURCHASER'S ACCESS TO AND INSPECTION OF THE PURCHASED ASSETS. The Company covenants and agrees that from and after the date of the execution of this Agreement until the Closing or earlier termination of this Agreement, the Purchaser and Access Integrated and their employees, contractors, agents and/or representatives (including accountants, attorneys, environmental consultants and engineers) may enter upon any portion of the Teleport Facilities or the Leased Property from time to time during reasonable business hours, or otherwise at a time agreed to by the Company, without any disruption of the normal conduct of the Company's Business at the Teleport Facilities, and upon reasonable notice to the Company, for the purpose of inspections, making surveys and testing, and examination of title and operating condition of the Purchased Assets, Teleport Facilities and Leased Property. The Company shall similarly make available to the Purchaser, Access Integrated, their employees, contractors, agents and/or representatives all of the properties, books, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers) of the Company, and shall furnish the Purchaser and Access Integrated all such documents and copies of documents and all information with respect to the Purchased Assets, Teleport Facilities and Leased Property as the Purchaser and Access Integrated may reasonably request.

      5.3. ACQUISITION PROPOSALS. The Company and the Members shall not (nor shall they permit any of their affiliates to) directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposals from, engage or participate in any negotiations or discussions with, provide any confidential information or data to, or enter into (or authorize) any agreement or agreement in principle with any person or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any part of the Purchased Assets, the Leased Property or the Teleport Facilities, whether by merger, purchase of membership interests or assets or otherwise.

      5.4. FULFILLMENT OF AGREEMENTS. The Purchaser, Access Integrated and the Company shall use commercially reasonable efforts to cause all of those conditions to the obligations of the other under Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing Date and shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall, prior to the Closing, use commercially reasonable efforts to obtain the Landlord's execution of the Landlord's Consent and any other consents necessary to effectuate the Closing.

      5.5. CERTAIN TRANSITIONAL MATTERS. The Company and the Members shall cooperate with and assist the Purchaser and Access Integrated (at their cost) and their authorized representatives in order to provide, to the extent reasonably requested by the Purchaser and Access Integrated, an efficient transfer of control of the Purchased Assets and Teleport Facilities and to avoid any undue interruption in the activities and operations of the Business and Teleport Facilities following the Closing Date, including any attempts made by the Purchaser to hire any of the Teleport Facilities employees. The Company shall use its commercially reasonable efforts to ensure that all of the Assumed Contracts, are properly assigned to Purchaser by the Closing Date.

      5.6. RETAINED ASSETS AND RETAINED LIABILITIES. From and after the Closing Date, the Company shall keep the Retained Assets and shall satisfy when due (unless the Company in good faith is disputing a specific liability or attempting to settle a specific liability) all Retained Liabilities and Settlement Liabilities.

      5.7. COMPANY'S EMPLOYEES. On or prior to the Closing Date, the Purchaser agrees to offer employment to each of the employees of the Company on an at will basis at current compensation levels and with substantially similar benefits to those benefits currently in effect for such employees.

      5.8. COVENANT AGAINST COMPETITION AND DISCLOSURE. The Company and each of Richard Wolfe, Ravi Patel and Timothy Novoselski ("Three Members") agree that it and they shall not directly or indirectly: (i) for a period of three (3) years after the Closing Date, control (as hereinafter defined) directly or indirectly the operation of any teleport facility within a one hundred (100) mile radius, measured by automobile, of any collocation facility owned and controlled, directly or indirectly, by the Purchaser or Access Integrated on the Closing Date, as set forth on SCHEDULE 5.8 hereto; or (ii) disclose to anyone, or use in competition with the Purchaser or Access Integrated, any information with respect to any confidential or secret aspect of the operations of the Business. The Company and the Three Members acknowledge that the remedy at law for breach of the provisions of this Section 5.8 will be inadequate and that, in addition to any other remedy the Purchaser and Access Integrated may have, they will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required. If any court construes the covenant in this Section 5.8 or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that such provision is enforceable. Until the second (2nd) anniversary of the Closing Date, the Company shall not directly or indirectly solicit or offer employment to any person who is then an employee of the Purchaser and Access Integrated or was an employee of the Purchaser or Access Integrated at any time after the Closing to engage in any business similar to or in competition with the business of the Company as it has been conducted prior to Closing. As used herein, the term "control" shall mean, directly or indirectly, either voting or operational management authority sufficient to determine the conduct of a business, or the right to make financial, booking and/or personnel decisions for the business. The ownership of 50% of the equity of a corporation or 50% of an interest in a partnership shall be deemed control, with or without any operational or any other authority.

      5.9. BOOKS AND RECORDS. (a) The Company and the Members shall, from and after the date hereof until the Closing Date or earlier termination hereof, make available to Purchaser and Access Integrated all financial statements, trial balances, accounts receivable and accounts payable records, and fixed asset details for a period of up to three (3) fiscal years plus the period from the last fiscal year throughout the Closing Date, including, without limitation, any and all documents necessary for Purchaser's and Access Integrated's accountants to conduct an audit for such time period. Purchaser and Access Integrated shall have the right to have audited financial statements prepared at Purchaser's and Access Integrated's cost and the Company and Members shall use commercially reasonable efforts to cooperate and assist Purchaser and Access Integrated in preparing such audited financial statements, including executing any documents required by the auditors (the "Audit"). Each of Purchaser, Access Integrated, the Members and the Company shall use commercially reasonable efforts to cooperate with such auditors to enable the Audit to be completed as soon as practicable. The Company and the Members shall not destroy or dispose of any books, records or files relating to the Business, the Purchased Assets or the Teleport Facilities or the Company to the extent that they pertain to the Business prior to the Closing Date for a period of three (3) years from the Closing Date or for the applicable statute of limitations for any tax liability.

      5.10. ASSIGNMENT OF LEASES; PERFORMANCE OF LEASE OBLIGATIONS. On or before the Closing, the Company and Purchaser shall use their reasonable best efforts to obtain an assignment of the Leases, on terms no less favorable than the Leases, including the form, rent, and other material provisions of the Leases, and reasonably satisfactory to the Purchaser (the "Lease Assignment"); PROVIDED, HOWEVER, that, the Company and Purchaser shall not be required to take any act to their economic detriment in seeking such Lease Assignment and, PROVIDED FURTHER in the event that the Company shall not be able to obtain the Lease Assignment, the Purchaser and the Company shall use their collective commercially reasonable efforts to effect a new lease agreement or agreements (a "New Lease") between the Purchaser and the Landlord in respect of the Teleport Facilities on terms no less favorable than the Lease Assignment. Prior to and up until the Closing Date, the Company shall perform all of its obligations under the terms of the Leases. Subject to Section 6.1(h) hereof, from and after the Closing Date, the Purchaser shall perform all of the obligations of the Company under the terms of the Leases, and the Purchaser will use its commercially reasonable to remove the Company from any post-Closing obligations under the Leases.

      5.11. SUPPLEMENTAL DISCLOSURE. The parties agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation to promptly provide detailed disclosure to Purchaser and Access Integrated with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement and on the Closing Date, would have been required to be set forth or described in the schedules hereto; PROVIDED, HOWEVER, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Company or the schedules herein unless the Purchaser and Access Integrated shall have consented thereto in writing. Within five (5) days before the Closing, the Company shall provide to the Purchaser and Access Integrated updated Company-prepared financial statements, including a balance sheet, income statement, and statement of cash flows, as of the last day of the month preceding the Closing, which shall have been prepared in accordance with GAAP (except for the absence of footnotes).

      5.12. RECEIPT OF ACCOUNTS RECEIVABLES. On or prior to the Closing, the Company shall have used commercially reasonable efforts to make arrangements to ensure that the Purchaser will receive all Accounts Receivable on and after the

Closing Date. To the extent that subsequent to the Closing Date, the Company receives any funds with respect to any Accounts Receivable that are included in the Purchased Assets, the Company will forward such funds to Purchaser.

      5.13. POST-CLOSING COVENANTS.

      (a) The Company agrees to change its name no later than thirty (30) days after the Closing Date to a name dissimilar from "FiberSat Global Services".

                                   ARTICLE VI.
                              CONDITIONS TO CLOSING

      6.1. CONDITIONS OF PURCHASER'S AND ACCESS INTEGRATED'S OBLIGATION TO CLOSE. The obligation of the Purchaser and Access Integrated to close under this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by the Purchaser and Access Integrated in writing at or prior to the Closing:

      (a) INTENTIONALLY OMITTED.

      (b) AGREEMENTS AND CONDITIONS. On or before the Closing Date, the Company and the Members shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

      (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Members contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where any failure of such representations and warranties to have been accurate and complete, individually or in the aggregate, have not had a Material Adverse Effect.

      (d) NO LEGAL PROCEEDINGS. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting the Company that involve a demand for any judgment or liability, that could reasonably be expected to have a Material Adverse Effect.

      (e) SETTLEMENT LIABILITIES; ABSENCE OF MATERIAL CHANGES. The Company shall have settled, discharged, satisfied, paid off in full, or made agreement or arrangements with respect to the foregoing, the Settlement Liabilities pursuant to the provisions of SECTION 1.4 on or prior to the Closing Date. The Company shall have not suffered any Material Adverse Effect since the date hereof, PROVIDED (i) the loss by the Company of its services agreement with Hotelvision, Inc. shall not constitute a Material Adverse Effect event under this Agreement; and (ii) the termination, cancellation or non-renewal of the LATV Contract shall constitute a Material Adverse Effect event under this Agreement.

      (f) CERTIFICATE. The Purchaser and Access Integrated shall have received a certificate dated the Closing Date and executed by the Members and an authorized officer of Company to the effect that the conditions expressed in Sections 6.1(b), 6.1(c), 6.1(d) and 6.1(e) have been fulfilled or not occurred as applicable.

      (g) CONSENTS. The Purchaser and Access Integrated shall have obtained the assignments of the Assumed Contracts set forth in SCHEDULE 6.1(G) and FCC Licenses.

      (h) LEASE ASSIGNMENT The Company shall have obtained the Lease Assignment or the Purchaser shall have executed a New Lease.

      (i) OPINION OF COUNSEL. The Company shall have furnished to the Purchaser and Access Integrated a favorable opinion of Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to the Purchaser and Access Integrated in the form of EXHIBIT I.

      (j) BILLS OF SALE. The Purchaser and Access Integrated shall have received such bills of sale, assignments and other documents in form and substance satisfactory to the Purchaser and Access Integrated conveying the Purchased Assets to the Purchaser.

      (k) UPDATED FINANCIAL STATEMENTS; AUDIT. The Purchaser and Access Integrated shall have received a copy of the updated financial statements from the Company as provided in SECTION 5.11, which shall not reflect a material decrease in the Company's Revenues or a material increase in the Company's expenses. The Purchaser and Access Integrated shall have completed and received the Audit.

      (l) CLOSING DELIVERIES. The Purchaser and Access Integrated shall have received at or prior to the Closing all documents set forth in this Section 6.1 and such other documents, instruments, or certificates as the Purchaser and Access Integrated may reasonably request, including, without limitation, a certificate signed by an authorized representative of the Company attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

      (m) EMPLOYMENT AGREEMENTS. Ravi Patel shall have entered into an employment agreement with Purchaser and Access Integrated, containing customary provisions including a non-competition provision. B. Scott Cassell shall have entered into an employment agreement with Purchaser and Access Integrated.

      (n)  ESCROW  AGREEMENT.   The  parties  shall  have  executed  the  Escrow
Agreement.

      6.2. CONDITIONS OF THE COMPANY'S AND MEMBERS' OBLIGATION TO CLOSE. The obligations of the Company and the Members to close under this Agreement are subject to the following conditions any of which may be waived by the Company and the Members in writing at or prior to the Closing:

      (a) AGREEMENTS AND CONDITIONS. On or before the Closing Date, the Purchaser and Access Integrated shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their respective parts to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

      (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser and Access Integrated contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

      (c) NO LEGAL  PROCEEDINGS.  No court or governmental  action or proceeding
shall  have  been   instituted   or  threatened  to  restrain  or  prohibit  the
transactions contemplated hereby.

      (d) CLOSING CERTIFICATE. The Company shall have received a certificate dated the Closing Date and executed by authorized officers of the Purchaser and Access Integrated to the effect that the conditions contained in Sections 6.2(a), 6.2(b) and 6.2(c) have been fulfilled.

      (e) CONSENTS. The Company shall have received all consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

      (f) CLOSING DELIVERIES. The Company shall have received at or prior to the Closing all documents set forth in this Section 6.2 and such other documents, instruments, or certificates as the Company may reasonably request, including, without limitation, a certificate signed by authorized representatives of the Purchaser and Access Integrated attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

      (g) OPINION OF COUNSEL. Purchaser and Access Integrated shall have furnished to the Company an opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., counsel for Purchaser and Access Integrated, dated as of the Closing Date, in form and substance satisfactory to the Company, in the form of EXHIBIT J.

      (h) ASSUMPTION AGREEMENT. Purchaser and Access Integrated shall have provided to the Company an assumption agreement in the form of EXHIBIT K in which Purchaser agrees to assume the Assumed Liabilities.

      (i) SETTLEMENT LIABILITIES; WORKING CAPITAL AT CLOSING.

            (i) The Company shall be unable by the Closing Date to satisfy and pay in full the Settlement Liabilities for an amount equal to the Settlement Amount AND Purchaser shall not have made an offer or arrangements to assume, settle or pay-off in full the Settlement Liabilities exceeding the Settlement Amount, or Purchaser shall have waived this right.

            (ii) The amount of the Company's Current Liabilities shall have exceeded Current Assets on the Closing Date (in determining the amount of Current Assets, the amount of any Settlement Liability paid by the Company during the Period shall be credited to Current Assets) AND Purchaser shall have not made an offer or arrangement to assume, settle or pay-off in full the amount by which Current Liabilities exceed Current Assets on the Closing Date or Purchaser shall have waived this right.

      (j)  ESCROW  AGREEMENT.   The  parties  shall  have  executed  the  Escrow
Agreement.

                                  ARTICLE VII.
                                   TERMINATION

      7.1.  TERMINATION.

      This Agreement may be terminated at any time prior to Closing:

      (a) at any time by the mutual consent in writing of the parties hereto;

      (b) by the Company or the Purchaser and Access Integrated in writing if the Closing shall not have occurred by December 1, 2004, but only if the Closing shall not have occurred for a reason other than the breach by such terminating party of any of its representations, warranties, covenants or agreements contained herein;

      (c) at any time by the Purchaser and Access Integrated in writing upon a material breach of any of the representations, warranties, covenants or agreements of the Company contained in this Agreement; or

      (d) at any time by the Company in writing upon a material breach of any of the representations, warranties, covenants or agreements of the Purchaser and Access Integrated contained in this Agreement.

      In the event of termination of this Agreement by the Company or the Purchaser and Access Integrated prior to the Closing as set forth above, this Agreement shall forthwith terminate and there shall be no liability on the part of the Company or the Purchaser and Access Integrated; PROVIDED, HOWEVER, that no party shall be relieved of any loss, damage or liability occurring or sustained as a result of a termination following such party's material breach of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding any termination of this Agreement, the provisions of this
Section 7 and Section 9 hereof shall survive.

                                  ARTICLE VIII.
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION


      8.1. SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Company in this Agreement or in any document delivered pursuant hereto shall survive the Closing Date for a period of one (1) year, and shall then terminate; PROVIDED, HOWEVER, that (i) any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Sections 2.5, 2.8, 2.10, 2.16, and 4.5 hereof, which shall survive until the expiration of the applicable statute of limitations.

      8.2. INDEMNITORS; INDEMNIFIED PERSONS. For purposes of this Section 8, each party that, pursuant to this Section 8, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

      8.3. INDEMNITY OF PURCHASER. The Company hereby agrees to defend, indemnify, hold harmless and reimburse the Purchaser and Access Integrated and their directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) that shall be caused by or related to or shall arise out of: (a) any material breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto; (b) any breach of any covenant or agreement of the Company contained in this Agreement; and (c) any failure by the Company to satisfy the Retained Liabilities and the operation of the Business prior to the Closing (other than the Assumed Liabilities), and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom. The Company further agrees that it shall not, without the prior written consent of the Purchaser and Access Integrated, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 8.3 from all liability arising out of such claim, action, suit or proceeding.

      8.4. INDEMNITY OF COMPANY. The Purchaser and Access Integrated hereby agree to defend, indemnify, hold harmless and reimburse the Company from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) that shall be caused by or related to or shall arise out of: (a) any material breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of the Purchaser or Access Integrated contained in this Agreement; (b) any breach of any covenant or agreement of the Purchaser or Access Integrated contained in this Agreement and in any certificate delivered by Purchaser and/or Access Integrated pursuant hereto; and (c) any failure by the Purchaser and Access Integrated to satisfy the Assumed Liabilities and the operation of the Business (exclusive of the Retained Assets and Retained Liabilities) after Closing, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom. The Purchaser and Access Integrated further agree that they shall not, without the prior written consent of the Company, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section
8.4 from all liability arising out of such claim, action, suit or proceeding.

      8.5. PROCEDURES FOR INDEMNIFICATION; DEFENSE. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability that the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; PROVIDED, HOWEVER, that the Indemnitor shall not be required to pay the fees and disbursements of more than one (1) separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in (but not control) such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 8.5, so long as such participation does not interfere with the Indemnitor's control of such litigation.

      8.6. LIMITATION ON INDEMNIFICATION. (A) Notwithstanding any provision of this Section 8 to the contrary, no Indemnified Person shall be entitled to assert any claim for indemnification in respect of claims for breach of representations or warranties under each of Sections 8.3(a) and 8.4(a) hereof until such time as claims for indemnification thereunder shall exceed $50,000 and then only to the extent of such excess.

      (a) Subject to the provisions of this Section 8, Purchaser and Access Integrated shall satisfy their indemnification claims against the Company pursuant to Section 8.3 only by delivery to it of shares of Common Stock escrowed under the Escrow Agreement as set forth in Section 1.8, and the escrowed shares shall represent the limitation of Purchaser and Access Integrated's recovery under this Section 8.

      8.7. EXCLUSIVE REMEDY. Each of the Purchaser, Access Integrated and the Company acknowledges and agrees that from and after the Closing that (absent fraud and subject to applicable Law) its sole exclusive remedy (at law or equity) with respect to any and all claims against the other party shall be made pursuant to the indemnification provisions set forth in this Section 8.

                                   ARTICLE IX.
                                  MISCELLANEOUS

      9.1. COSTS AND EXPENSES. The Purchaser, Access Integrated and the Company shall each pay their respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, counsel, brokers or finders and accountants. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by the Company.

      9.2. FURTHER ASSURANCES. Each party shall, at any time and from time to time on and after the Closing Date, upon request by the other party and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to the requesting party.

      9.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, by established overnight delivery service or by facsimile transmission, when telexed, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to the Purchaser or Access Integrated, to:

          Access Integrated Technologies, Inc.
          55 Madison Avenue
          Morristown, NJ  07960
          Telecopy: (973) 290-0081
          Attention:  General Counsel

          with a copy to:

          Thomas More Griffin, Esq.
          Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.
          One Pennsylvania Plaza, 37th Floor
          New York, NY  10119
          Telecopy:  (973) 639-6325

      (b) if to the Company, to:

          FiberSat Global Services, LLC
          20640 Bahama Street
          Chatsworth, California  91311
          Telecopy:  (818) 678-2041
          Attention:  President

          with a copy to:

          Scott H. Racine, Esq.
          Akin Gump Strauss Hauer & Feld LLP
          2029 Century Park East
          Suite 2400
          Los Angeles, CA  90067-3012
          Telecopy:  (310) 229-1001

      (c) if to the Members, to:

            The Member's address set forth in the signature page hereto.

      Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

      9.4. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such jurisdiction.

      (b) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, or in the courts in the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      9.5. TRANSFERABILITY. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that the Purchaser may make such assignments to any affiliate of the Purchaser and Access Integrated, PROVIDED, that the Purchaser and Access Integrated remain liable hereunder.

      9.6. AMENDMENT AND WAIVER. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.

      9.7. ENTIRE AGREEMENT. Except as set forth in this Section 9.6, this Agreement and the Schedules and Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written.

      9.8. SEVERABILITY. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

      9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.



                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         PURCHASER:

                                         FIBERSAT GLOBAL SERVICES INC.


                                         By: /S/ A. DALE MAYO
                                             -----------------------------------
                                             Name:  A. Dale Mayo
                                             Title: President


                                         ACCESS INTEGRATED TECHNOLOGIES, INC.


                                         By: /S/ A. DALE MAYO
                                             -----------------------------------
                                             Name:  A. Dale Mayo
                                             Title: President


                                         COMPANY:


                                         By: /S/ RAVI V. PATEL
                                             -----------------------------------
                                             Name:  Ravi V. Patel
                                             Title: President

                                         MEMBERS:

                                          /S/ RICHARD WOLFE
                                        ----------------------------------------
                                         Name:    Richard Wolfe
                                         Address: 7171 Chelan Way
                                                  Los Angeles, CA  90068

                                          /S/ RAVI V. PATEL
                                        ----------------------------------------
                                         Name:    Ravi V. Patel
                                         Address: 25018 Coriander Court
                                                  Stevenson Ranch, CA  91381

                                          /S/ TIMOTHY NOVOSELSKI
                                        ----------------------------------------
                                         Name:    Timothy Novoselski
                                         Address: 33730 Pacific Coast Highway
                                                  Malibu, CA  90265

                                         McKibben Communications, a California
                                         corporation

                                          /S/ W. MARK MCKIBBEN
                                        ----------------------------------------
                                         Name:    W. Mark McKibben
                                         Title:   Chief Executive Officer
                                         Address: 10018 Nevada Avenue
                                                  Chatsworth, CA  91311

                                         Globecomm Systems, Inc.

                                          /S/ KENNETH A. MILLER
                                        ----------------------------------------
                                         Name:    Kenneth A. Miller
                                         Title:   President
                                         Address:  45 Oser Avenue
                                                   Hauppauge, NY  11788

                                          /S/ SCOTT SMITH
                                        ----------------------------------------
                                         Name:    Scott Smith
                                         Address: 1936 Nettlebrook Street
                                                   Westlake Village, CA  91361

                                          /S/ MICHAEL FARINA
                                        ----------------------------------------
                                         Name:    Michael Farina
                                         Address: 837 Stephen Road
                                                  Burbank, CA  91504

                                     UPDATE

                                    SCHEDULES

SCHEDULE 1.1 -     Permitted Encumbrances

SCHEDULE 1.1(M) -  FCC Licenses

SCHEDULE 1.3 -     Assumed Liabilities -- General Electric Capital Corporation

SCHEDULE 1.4 -     Settlement Liabilities

SCHEDULE 1.5(B) -  Purchase Price -- Shares of Common Stock to Members

SCHEDULE 1.10 -    Purchase Price Allocation

SCHEDULE 2.4 -     Consents

SCHEDULE 2.6 -     Financial Statements

SCHEDULE 2.6 -     Aging Schedule

SCHEDULE 2.7 -     Litigation

SCHEDULE 2.8 -     Undisclosed Liabilities

SCHEDULE 2.9 -     No Changes

SCHEDULE 2.10 -    Taxes

SCHEDULE 2.11 -    Assumed Contracts

SCHEDULE 2.12 -    Description of Leased Property

SCHEDULE 2.18 -    Company Intellectual Properties

SCHEDULE 5.8 -     A Collocation Facility of Purchaser or Access Integrated

SCHEDULE 6.1(G) -  Assignments--Assumed Contracts

                                    EXHIBITS

EXHIBIT A -       Lease

EXHIBIT B -       Escrow Agreement

EXHIBIT C -       Form of Company and Members Closing Certificate

EXHIBIT D -       Form of Purchaser and Access Integrated Closing Certificate

EXHIBIT E-        Form of Bill of Sale

EXHIBIT F -       Form of Assignment and Assumption of Lease

EXHIBIT G -       Landlord's Consent

EXHIBIT H -       Intentionally Omitted

EXHIBIT I -       Opinion of Counsel to Company

EXHIBIT J -       Opinion of Counsel to Purchaser and Access Integrated

EXHIBIT K -       Assumption Agreement for Assumed Liabilities